For Information Contact:
Maureen Crystal
Tel: 703.707.6777
E-mail: mcrystal@nciinc.com

Terry Glasgow Promoted to President;
Michael Solley to Depart NCI

RESTON, Va.--(BUSINESS WIRE)--January 16, 2007--NCI, Inc. (NASDAQ:NCIT), a leading provider of information technology services and solutions to U.S. federal government agencies, announced today that Michael W. Solley is resigning his management and director roles as of January 31, 2007 to pursue other interests. Terry W. Glasgow has been promoted to President, in addition to his position as the company’s Chief Operating Officer, upon Mr. Solley’s departure.

“Since joining NCI in 2003, Mike has made tremendous contributions in helping the Company execute some of its most significant strategic accomplishments.” said Charles Narang, chairman and chief executive officer. “In particular, Mike played a principal role in the success of NCI’s initial public offering and in guiding us through our first year as a publicly traded company. While Mike will truly be missed by the entire NCI team, we wish him every success in his future pursuits.”

Mr. Solley indicated that he was departing to pursue other interests and stated, “Charles has successfully built NCI into one of the top companies in the Federal Sector. I have enjoyed working with Charles and the NCI team during the transition from a private to a public company. As a significant shareholder going forward, I believe that NCI is well positioned with an excellent base of contracts to allow continued growth.”

Mr. Narang continued: “Over the past few years, the NCI team has built tremendous momentum, as evidence by our robust pipeline and our excellent portfolio of contracts, including a large number of high-profile Government Wide Acquisition Contracts (GWACs). Terry Glasgow’s operational leadership was one of the key factors in NCI winning many of these strategic contracts. He brings to NCI over 25 years of broad industry knowledge, financial expertise, and extensive experience in public company management. Perhaps most noteworthy, he is steadfastly committed to NCI’s core value of total customer satisfaction. Prior to joining NCI in 2003, Terry was the Vice President and General Manager of Computer Sciences Corporation's (CSC) Army Programs. Mr. Glasgow held a similar position at Loral Corporation. We look forward to his continued contributions to our growth objectives.”

About NCI, Inc.:
NCI is a leading provider of information technology services and solutions to U.S. federal government agencies. As an ISO 9001 certified company, NCI’s award-winning expertise encompasses areas critical to its customers’ mission objectives including enterprise systems management, information assurance, network engineering, and systems development and integration. Headquartered in Reston, Virginia, NCI has approximately 1,400 employees and 50 locations worldwide. For more information, visit our Web site at www.nciinc.com, or e-mail mcrystal@nciinc.com.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute "forward-looking" statements that NCI, Inc. believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Such forward-looking statements are subject to factors that could cause actual results to differ materially from those anticipated results. For a discussion of these and other risks and uncertainties, please refer to the section titled “Risk Factors” in NCI, Inc.’s Form 10-K filed with the Securities and Exchange Commission on March 30, 2006. The forward-looking statements included in this news release are only made as of the date of this news release and NCI, Inc. undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

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